Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 13, 2019, with respect to the consolidated financial statements of National Beef Packing Company, LLC and subsidiaries included in the Transition Report of Jefferies Financial Group Inc. on Form 10-K/A for the transition period from January 1, 2018 to November 30, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Jefferies Financial Group Inc. on Form S-4, Form S-8 (File No. 333-185318) and on Form S-3ASR (File No. 333-214759) and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Kansas City, Missouri

May 9, 2019